SUPPLEMENT

(to Prospectus Supplement dated December 22, 2005 to Prospectus dated November 17, 2005)

$732,694,000

(Approximate)

Mortgage-Backed Notes, Series 2005-HEL1

GSR Trust 2005-HEL1

Issuer

GS Mortgage Securities Corp.

Depositor

GreenPoint Mortgage Funding, Inc.

Servicer

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the prospectus supplement dated December 22, 2005.

The definition of “Stepdown Date” on page S-78 shall be deleted in its entirety and replaced with the following:

The earlier of (A) the date on which the aggregate Note Principal Balance of the Class A Notes has been reduced to zero and (B) the later to occur of (x) the Payment Date occurring in January 2009 and (y) the first Payment Date on which the Current Specified Enhancement Percentage is greater than or equal to 41.40%. This formulation was used in calculating all of the statistical information in this prospectus supplement and in all other materials provided to investors in connection with this securitization.

_____________________________

This supplement may be used to offer or sell the notes offered hereby only if accompanied by the prospectus supplement and prospectus.

Until June 9, 2006 (90 days after the delivery of this supplement), all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a supplement, prospectus supplement and prospectus. This is in addition to the dealer’s obligation to deliver a supplement, prospectus supplement and prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

Goldman, Sachs & Co. Inc.

The date of this supplement is March 10, 2006